SAFECARD SERVICES, INCORPORATED
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on March 7, 1994

To the Shareholders:

  The Annual Meeting of Shareholders of SafeCard Services,
Incorporated (the "Company") will be held at The Pierre, Fifth
Avenue at 61st Street, New York, New York 10021, on Monday, March
7, 1994 at 10:00 a.m., for the following  purposes:

  * to elect three Directors;

  * to approve the Company's 1994 Long Term Stock-Based Incentive
    Plan, which has been adopted by the Board of Directors subject to shareholder approval;

  * to ratify the appointment of Price Waterhouse as independent auditors for the current fiscal year; and

  * to transact such other business as may properly be brought before the meeting or any adjournment thereof.

  Only holders of common stock of the Company, par value $.01 per share, as of the close of business on January 25, 1994 are entitled to notice of and to vote at the meeting.

  It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please sign, date and promptly mail your proxy. Your cooperation is appreciated.


By Order of the Board of Directors


AGNETA K. BRESLIN


Agneta K. Breslin
Executive Vice President and Assistant Secretary

February 4, 1994




                             YOUR VOTE IS IMPORTANT
              Please sign, date and promptly mail your proxy card

                         SAFECARD SERVICES, INCORPORATED

                            3001 E. Pershing Boulevard
                             Cheyenne, Wyoming 82001
                                  307/771-2700


February 4 , 1994

                                PROXY STATEMENT

Vote by Proxy

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of SafeCard Services, Incorporated (the "Company") for the Annual Meeting of Shareholders to be held on Monday, March 7, 1994, and any adjournment thereof. A copy of the notice of the meeting is attached. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about February 4, 1994.

  You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to sign, date and promptly mail the enclosed proxy in the prepaid envelope provided for your convenience. Shareholders have the right to revoke their proxies at any time prior to the time their shares are actually voted. If a shareholder attends the meeting and desires to vote in person, his or her proxy will not be used.


GENERAL

  Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

     FOR the election of all nominees for director named herein;

     FOR the approval of the 1994 Long Term Stock-Based Incentive
     Plan (as more fully described under the caption "Proposal
     II: 1994 Long Term Stock-Based Incentive Plan," the "1994
     Plan"); and

     FOR ratification of the appointment of Price Waterhouse as independent auditors for fiscal 1994.

  In the event a shareholder specifies a different choice on the proxy, his or her shares will be voted in accordance with the specification so made. Signed, unmarked proxy cards are voted in accordance with the Board of Directors' recommendations. Your executed proxy will be voted at the meeting, unless you revoke it at any time before the vote by filing with the Assistant Secretary of the Company an instrument revoking it, duly executing a proxy card bearing a later date, or appearing at the meeting and voting in person.

  The Company's Annual Report to Shareholders, which contains financial statements for the fiscal year ended October 31, 1993, accompanies this proxy statement. A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"), exclusive of certain exhibits, may be obtained without charge by writing to the Chief Operating Officer, SafeCard Services, Inc., 3001 E. Pershing Boulevard, Cheyenne, Wyoming 82001.

  Unless otherwise indicated, all references to years herein shall be deemed to refer to the Company's fiscal years, and all references to the Company herein shall be deemed to include its subsidiaries.


COST OF PROXY SOLICITATION

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, mail, facsimile transmission or telegram. The Company has engaged the firm of D. F. King & Co., Inc. to assist the Company in the solicitation of proxies. The Company has agreed to pay D.F. King & Co., Inc. a fee of $12,500 plus expenses for these services.

  The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the SEC, the New York Stock Exchange and other exchanges, for sending proxies and proxy material to the beneficial owners of common shares.


SHARES VOTING

  Only shareholders of record at the close of business on January 25, 1994, the record date, will be entitled to notice of and to vote at the Annual Meeting of Shareholders. As of January 25, 1994, there were 24,182,815 shares of common stock, par value $.01 per share, outstanding. Each share is entitled to one vote.


VOTING PROCEDURES

  With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors.

  Abstentions may be specified on all proposals (except the election of directors) and will be counted as present for purposes of determining the existence of a quorum (constituting, under the Company's By-Laws, fifty one percent of the common shares entitled to vote) regarding the item on which the abstention is noted. Since the approval of the 1994 Plan and the ratification of the independent auditors require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the subject matter, abstentions will have the effect of a negative vote on these matters.

  Under the rules of the New York Stock Exchange, brokers that hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the independent auditors. With respect to the approval of the 1994 Plan, brokers may not vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will have the same effect as a vote against the ratification of the independent auditors and will have no effect on the outcome of the election of directors or the approval of the 1994 Plan.


BENEFICIAL SECURITY OWNERSHIP

  Directors, Nominees and Executive Officers. The following table sets forth, as of January 25, 1994, beneficial ownership of common shares of the Company by each current director and nominee for director, the named executive officers of the Company, including its former chief executive officer, and all of the foregoing, together with all other executive officers, as a group. Except as described below, each of the persons and group listed below has sole voting and investment power with respect to the shares shown.

                                                          Number of
                                                          Common
                                                          Shares Which
Names of Directors,                                       May Be
Nominees and Executive                                    Acquired           Percent of
Officers (including Former       Number of Common         Within 60          Class
Chief Executive Officer)         Shares Owned(1)(2)(3)    Days(3)(4)         (%)
- --------------------------       ---------------------    ----------         ----------
William T. Bacon, Jr............        100,300                   0               *
Paul G. Kahn....................          5,100                   0               *
Marshall L. Burman..............          2,000                   0               *
Eugene Miller...................            500             100,000               *
Robert L. Dilenschneider........            100             100,000               *
W.M. Stalcup, Jr................         69,332             290,000             1.5
Gerald R. Cahill................         25,000             165,000               *
John Bochak.....................         84,683             240,000             1.3
Joanne Seehousen................         31,179              90,000               *
David Gallimore.................              0              17,000               *
Lynn Torrent....................              0              16,666               *
Steven J. Halmos(5).............         50,000           3,900,000            14.1
All Directors, Nominees and
Executive Officers (including
Former Chief Executive Officer)
as a group......................        449,365            5,028,666           18.8
- -----------

* Less than one percent.

1 The common shares shown do not include 47,662 shares owned by the wife and adult children of William T. Bacon, Jr., as to which Mr. Bacon disclaims beneficial ownership.
2 The common shares shown include 5,000 shares of restricted stock, as to which Paul G. Kahn possesses sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of such restricted stock lapse over a period of years ending in December of 1996.
3 The common shares owned and which may be acquired within sixty days include 3,950,000 shares which are subject to a standstill, voting and right of first refusal agreement between the Company and Steven J. Halmos that obligates Mr. Halmos to vote such shares in favor of proposals recommended by the Board of Directors and limits his ability to transfer such shares without first offering them to the Company.
   See, "Employment Contracts and Termination of Employment Arrangements-Consulting Agreement-Steven J. Halmos."
4 The common shares shown consist of common shares subject to stock options exercisable within sixty days. Not shown are 1,000,000 shares subject to options granted to Paul G. Kahn, subject to shareholder approval (see, "Proposal II: 1994
   Long Term Stock-Based Incentive Plan"), 100,000 shares subject to an option granted to Marshall L. Burman, 8,334 shares subject to an option granted to Lynn Torrent and 5,000 shares subject to an option granted to David Gallimore, which options are not exercisable within sixty days.
5 Chief executive officer until December 19, 1992 and currently consultant to the Company.

  PRINCIPAL HOLDERS. The following table sets forth, as of January 25, 1994, beneficial ownership of common shares by persons known by the Company to be the beneficial owner of more than 5% of the Company's common stock:

Name and Address                   Amount and Nature
of Beneficial Holder               of Beneficial Ownership      Percent of Class
- -----------------------            -----------------------      ----------------
FMR Corp......................           3,380,300(1)                  14.0
  82 Devonshire Street
  Boston, MA 02109
Sound Shore Management, Inc...           1,270,300(2)                   5.3
  8 Sound Shore Drive
  Greenwich, CT 06836
Steven J. Halmos..............           3,950,000(3)                  14.1
  3001 E. Pershing Blvd.
  Cheyenne, WY 82001
- --------------

1 According to a Schedule 13F-E filed with the SEC as of November 16, 1993 by FMR Corp. ("FMR"), FMR beneficially owned 3,380,300 of the Company's common shares as of September 30, 1993. FMR claimed sole voting power with respect to 5,000 of such shares and shared voting power with respect to none and claimed shared investment power (as defined in instruction (v) of Schedule 13F) with respect to all of the shares. According to a Schedule 13G filed with the SEC on February 16, 1993 by FMR, FMR beneficially owned
   2,706,100 of the Company's common shares as of December 31, 1992. FMR claimed sole and shared voting power with respect to 112,400 and 27,000 of the shares, respectively, and sole and shared investment power with respect to 2,671,100 and 27,000 of the shares, respectively. FMR also reported that on December 31, 1992 the interests of one person, Fidelity Magellan
   Fund, amounted to 1,530,900 shares or 5.8% and 6.2% of the common shares outstanding on December 31, 1992 and January
   25, 1994, respectively.
2  According to a Schedule 13-F filed with the SEC on January
   21, 1994, Sound Shore Management, Inc. claimed sole investment and voting power with respect to 1,270,300 of the Company's common shares.
3 The common shares shown include 3,900,000 shares subject to stock options exercisable within sixty days. The common shares shown are subject to a standstill, voting and right of first refusal agreement between the Board of Directors and Steven J. Halmos that obligates Mr. Halmos to vote such shares in favor of proposals recommended by the Board of Directors and limits his ability to transfer such shares without first offering them to the Company. See, "Employment Contracts and Termination of Employment Arrangements-Consulting Agreement-Steven J. Halmos."


                       GOVERNANCE OF THE COMPANY

BOARD OF DIRECTORS

  In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. During 1993, the Board has been substantially expanded and has sought to establish a system of internal governance intended to facilitate the Company's transition from a founder-led organization and the refocusing of its business strategies.

  At the beginning of fiscal 1993, the Board consisted of three directors, Robert L. Dilenschneider, William T. Bacon, Jr. and Steven J. Halmos. This number was reduced to two when Steven J. Halmos, one of the Company's co-founders, resigned as director and chief executive officer in December of 1992.

  Five directors were appointed in calendar 1993, resulting in a seven person Board of Directors, the majority of whom are non-employee directors. Three of the five new directors-Paul G. Kahn, Eugene Miller and Marshall L. Burman-had no previous affiliation with the Company while two-W.M. Stalcup, Jr. and Gerald R. Cahill-were the Company's President and Chief Operating Officer, respectively. In December of 1993, upon the recommendation of a Chief Executive Officer Search Committee consisting of the nonemployee directors working with an executive search firm, Mr. Kahn became the Company's Chief Executive Officer and was appointed Chairman of the Board. In December 1993, Eugene Miller became Vice Chairman of the Board.

  During 1993, the Board of Directors met fifty two times in person or by telephone. The number of meetings held in 1993 reflects, among other things, the unusual requirements of a period involving protracted efforts to settle disputes with one of the Company's co-founders, ensuing complex litigation and the lack, during most of the period, of a chief executive officer. Many meetings were telephonic and called on short notice. The Board has sought to streamline the meeting process and anticipates substantially fewer meetings in 1994.

  During 1993, each of the directors attended more than 75 percent of the meetings of the Board and of the Board committees on which the director served in 1993 (in each case during the periods he served).


COMMITTEES

  Audit Committee. The current members of the Audit Committee are William T. Bacon, Jr., Marshall L. Burman, Robert L.
Dilenschneider and Eugene Miller, all  non-employee directors.

  The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company and its subsidiaries. The Committee has general responsibility for reviewing with management the financial controls, accounting, audit and reporting activities of the Company and its subsidiaries. The Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, evaluates the scope, fees and results of their audit, reviews their non-audit services and related fees and examines their management comment letters. In addition, the Committee reviews the scope of the internal auditors' plans each year and the results of their audits. The Audit Committee met twice during 1993.

  Compensation Committee. The current members of the Compensation Committee are William T. Bacon, Jr. and Marshall L. Burman, both of whom are non-employee directors. The members of the Compensation Committee exercising responsibility for compensation matters relating to calendar 1993 were William T. Bacon, Marshall L. Burman, Robert L. Dilenschneider and Eugene Miller, all non-employee directors.

  The Compensation Committee oversees executive compensation plans for officers and key employees, approves standards for setting compensation levels for Company executives and, working with the 1994 Plan Committee as appropriate, grants the specific awards made under the Company's executive incentive compensation plans. The Compensation Committee also approves the compensation of certain employees above specified levels and makes recommendations to the Board for approval as required. The Compensation Committee is authorized to, and did, retain and consult with an independent compensation advisor. The Compensation Committee met twice in 1993.

  1994 Plan Committee. The current members of the 1994 Plan
Committee are  William T. Bacon, Jr. and Robert L.
Dilenschneider, both of whom are  non-employee directors.

  The 1994 Plan Committee was formed to administer the 1994 Plan that was adopted by the Board of Directors in December 1993, subject to shareholder approval. The members of the 1994 Committee are "disinterested directors" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Nominating Committee. The Company does not have a nominating committee, the functions of which are handled by the entire
Board.


DIRECTORS' FEES AND OTHER COMPENSATION

  Fees. Directors who are not employees of the Company receive a retainer of $50,000 per year. No separate retainer is paid for membership on committees. Directors receive separate fees for attendance at meetings of the Board and committees (other than the Audit Committee) at rates depending upon whether the meeting is in person ($1,500), in person and requiring an overnight stay ($2,500) or telephonic ($500 after April 30, 1993, $750 before that date). Fees are paid for only one meeting on any one date, regardless of how many meetings may be held on that date. Directors are reimbursed for their customary and usual expenses incurred in attending Board, committee and shareholder meetings, including those for travel, food and lodging. Directors who are employees of the Company receive no fees for service on the Board or committees or for attendance at meetings. In 1993 Mr. Dilenschneider was paid a one time fee of $35,000 for his efforts in overseeing negotiations to resolve the Company's disputes with Peter Halmos. In December of 1993, Mr. Miller became Vice Chairman of the Board of Directors and will receive an additional $15,000 retainer for his service in this capacity during 1994.

  Directors' Retirement Plan. The Company maintains an unfunded retirement plan, adopted in 1991, for non-employee directors. This plan provides annual retirement benefits to non-employee directors who have served on the Board of Directors for five or more years, are at least sixty-five years of age and were not employees of the Company. A director who is not at least sixty-five years of age upon retirement but who is otherwise eligible is entitled to receive the retirement benefits upon reaching sixty-five years of age. The retirement benefit is in the form of an annuity for life equal to the annual retainer paid to non-employee directors at the time of retirement, or as subsequently modified, whichever is higher, subject to a vesting schedule related to the years of service as a director of the Company. Directors become fifty percent vested in their retirement benefit after five years of service to the Company and vest an additional ten percent for each additional year of service. If upon death a director who is eligible to receive the retirement benefit is survived by a spouse, the spouse will be entitled to receive an annuity for his or her life equal to fifty percent of the annuity that would be payable to the deceased director if he or she were still living. Based upon the present annual retainer paid to directors, a director who has served on the Board of Directors for at least ten years and who has reached the age of sixty-five would be entitled to an annual annuity of $50,000 upon retirement.

  Public Relations and Investor Relations Consulting. On October 1, 1991, the Company and The Dilenschneider Group, Inc. ("DGI") entered into a consulting agreement, which was renewed in October 1992 and October 1993, to provide public relations counsel and advice to the Company for an annual retainer of $180,000. Robert L. Dilenschneider is the majority owner and chief executive officer of DGI.

  In January of 1993, for an additional annual retainer of $150,000, the arrangements with DGI were expanded to include consulting on and assistance with investor relations. In addition, Eugene Miller provided investor relations consulting services to the Company during 1993 for an annual retainer of $50,000. The contractual arrangements pursuant to which the investor relations services were provided expired at the end of calendar year 1993. Mr. Miller and Mr. Dilenschneider have agreed to continue to provide investor relations services on a month-to-month basis, pro rating their respective annual fees.



                         PROPOSAL I:
                     ELECTION OF DIRECTORS

  The Board of Directors consists of seven members, the majority of whom are non-employee directors. The Board of Directors is divided into three classes, as nearly equal in number as possible, with the members of each class elected for a term of three years. Three directors are to be elected at the meeting, to hold office for three year terms until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified.

  Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the following nominees, all of whom have consented to being named in this proxy statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any nominee is unable to serve.

  The following information is provided with respect to the nominees for directorships for terms expiring at the 1997 Annual
Meeting. Italicized wording  indicates principal occupation.

PAUL G. KAHN          Director since 1993         Age 49

[PHOTO]

Chief Executive Officer and Chairman of Board of Directors of the Company, December 1993 to present; owner and chief executive officer, Coleridge Financial Corp., May, 1993 to December, 1993; president and chief executive officer, AT&T Universal Card Services Corporation, 1989 to May, 1993; Senior Vice President, First National Bank of Chicago, 1988-1989; Director, Wright Express Corporation, a privately held provider of information processing, financial and information management services and private label and co-branded credit cards to car, van and truck fleets.


MARSHALL L. BURMAN      Director since 1993        Age 64

[PHOTO]

Of counsel, Wildman, Harrold, Allen & Dixon, a Chicago, Illinois law firm, 1992 to present; Chairman, Illinois State Board of Investment, a co-mingled investment fund whose beneficiaries are Illinois state employees (Chairman since 1985, Board member since 1979); prior to 1992, partner, Avery, Hodes Costello & Burman, a Chicago law firm; Director, Helene Curtis Industries, Inc., a manufacturer and marketer of personal care products and CFI Industries, Inc., a manufacturer of thermo plastic packaging.


WILLIAM T. BACON, JR.    Director since 1978        Age 71

[PHOTO]

Associate, Bacon, Whipple, a division of Stifel, Nicolaus & Co., Inc., an investment banking firm, 1983 to present; prior to 1983, managing director of Bacon, Whipple; Director, Walbro Corporation, a manufacturer of carburetors and fuel systems.


  The following information is provided with respect to directors who are not nominees:

Terms expiring at 1995 Annual Meeting:

ROBERT L. DILENSCHNEIDER  Director since 1991        Age 50

[PHOTO]

Chief Executive Officer and majority owner of The Dilenschneider Group, Inc., a public relations firm, since 1991; Hill & Knowlton, an international public relations firm, from 1967 to 1991 (chief executive officer, 1986 to 1991); Director, Cross Country Healthcare Personnel, a privately held health care organization.


W.M. STALCUP, JR.         Director since 1993        Age 46

[PHOTO]

President of the Company, 1988 to present; prior positions with the Company were Senior Vice President, Marketing, 1986 to 1988 and Senior Vice President, Operations, 1981 to 1986.

Terms Expiring 1996 Annual Meeting:

GERALD R. CAHILL          Director since 1993        Age 42

[PHOTO]

Chief Operating Officer of the Company, 1992 to present; prior position with the Company was Chief Financial Officer, 1988 to 1992; Director of Financial Reporting and Tax, Resorts
International, Inc., 1979 to 1988.


EUGENE MILLER              Director since 1993       Age 68

[PHOTO]

Business Consultant and Educator, 1991 to present; Vice Chairman and Chief Financial Officer, USG Corporation (formerly known as United States Gypsum Company) 1987 to 1991; Director, Midwesco Filter Resources, Inc., a manufacturer of filter bags, and several private corporations.



                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee presents the following report on compensation for the Company's executive officers. Actual compensation during 1993 for the named executives is shown in the Summary Compensation Table and other tables following this report.

  As more fully described below, compensation programs for the Company's executive officers are administered by the Compensation Committee of the Company's Board of Directors that was formed in 1993 as part of the Board of Directors' efforts to enhance the Company's corporate governance mechanisms. The specific mandate of the Compensation Committee was to develop and implement a set of compensation policies and procedures designed to provide incentives for optimal employee performance and achievement of corporate business goals.

  During 1993, the Compensation Committee and key executive officers worked with a compensation consultant familiar with compensation policies at major corporations (the "Compensation Consultant") to evaluate and, where deemed appropriate, restructure the Company's executive compensation policies and programs. In early 1994, the Compensation Committee, with the assistance of the Compensation Consultant, adopted a set of executive compensation policies and programs that will be implemented in 1994 (the "1994 Programs"). See, "1994 Programs." As the 1994 Programs were being developed, executive compensation decisions for 1993 (the "1993 Programs") were generally made, as in the past, upon recommendation of the most senior officers of the Company as described below. See, "1993 Programs."


1993 PROGRAMS

  The 1993 Programs consisted of base salary and bonuses. During 1993, executive compensation decisions (other than with respect to the Chief Executive Officer, President and Chief Operating Officer) continued to be made based largely upon the recommendation of senior management. Because the Company did not have a Chief Executive Officer during most of the period, the officers making the recommendations were the President and the Chief Operating Officer. The basis for these recommendations was largely subjective, based upon such criteria as the executive's knowledge of and importance to the Company's business, willingness and ability to accomplish the tasks for which he or she was responsible, professional growth and potential, the Company's operating earnings and the President's and Chief Operating Officer's evaluation of individual performance. No particular weighting was applied to these factors. Compensation paid to executive officers in prior years was also taken into account. Many individual executive officers received less compensation in 1993 than in 1992 as a result of the special relocation bonuses generally paid in 1992.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In December of 1992 one of the Company's co-founders, Steven J. Halmos, resigned from his office as chief executive officer. Pursuant to a Memorandum of Understanding (as amended and restated as of April 1, 1993, the "Steven J. Halmos Agreement"), Steven J. Halmos agreed to continue to provide his services to the Company as a consultant, to refrain from competing or interfering with the Company and to enter into a standstill, voting and right of first refusal agreement. Until a new chief executive officer was found, the Company's President, W.M. Stalcup, Jr., and its Chief Operating Officer, Gerald R. Cahill, were the Company's two most senior executive officers. In December of 1993, the Company retained a new Chief Executive Officer, Paul G. Kahn. See, "Employment Contracts and Termination of Employment Arrangements."

  Steven J. Halmos. The annual rate of compensation of Steven J.
Halmos as of the beginning of 1993-$2.650 million-had been approved in 1989 by the Company's then directors who were not related to him.

  After Steven J. Halmos' resignation as Chief Executive Officer in December of 1992, the Compensation Committee (which was, at the time, identical in membership with the Board of Directors) reviewed the Company's compensatory arrangements with him. In restructuring these arrangements, the Committee took into account, among other things, the fact that Steven J. Halmos was no longer expected to function in an executive capacity, the nature of his anticipated contributions to the marketing and creative aspects of the Company's business, the nature of his relationship with the Company's clients and employees, and the Company's desire to have meaningful long-term non-competition protection from him. Evaluating and quantifying these factors, which are essentially subjective, was made both more difficult and more important in light of public and private threats by Peter Halmos, Steven J. Halmos' brother, to recruit Steven J. Halmos into an effort to compete with the Company. After negotiations, the Company and Steven J. Halmos entered into the Steven J. Halmos Agreement which provides, among other things, $750,000 annual compensation for services for a five year period (ending in 1998) and $1,250,000 annual compensation paid over a five year period (ending in 1998) for non-competition protection for a period of seven years (ending in 2000) and for a standstill, voting and right of first refusal agreement. Neither the Company nor Steven J. Halmos gave releases of claims, if any, against the other.

  President and Chief Operating Officer. Pending recruitment of a new Chief Executive Officer, a number of functions that would normally be associated with that position were assumed in January of 1993 by Messrs. Stalcup and Cahill. Those responsibilities included development of a business plan, including a plan to develop new products and services, and improvement of the Company's relations with its shareholders and the investment community.

  The Compensation Committee believed that each of the President and the Chief Operating Officer admirably fulfilled their responsibilities. In light of this conclusion, the Compensation Committee determined to retain their base salaries at the end of 1992 level and award each of the President and the Chief Operating Officer a $150,000 bonus to reflect, among other things, their special contributions in 1993.


POLICIES RELATING TO SECTION 162 OF THE INTERNAL REVENUE CODE

  In 1993, the Internal Revenue Code was amended to limit the deductibility for federal income tax purposes of annual compensation of the chief executive officer of publicly held corporations and the four highest compensated officers in addition to the chief executive officer (collectively, "Covered Officers") in excess of $1,000,000 unless certain conditions are met. The Compensation Committee intends to consider this limitation, among other factors, in reaching compensation decisions. The Compensation Committee also intends to consider seeking shareholder approval where such approval would eliminate the limitation on deductibility.

  If the shareholders approve the 1994 Plan, the $1,000,000 limitation on deductibility should not apply to compensation deemed paid by reason of the exercise of options and stock appreciation rights granted to Covered Officers under the 1994 Plan.


1994 PROGRAMS

  The 1994 Programs consist of a set of executive compensation purposes, general principles and program design criteria that will guide the Compensation Committee's evaluation and determination of executive compensation programs and decisions. The Compensation Committee, with the advice of the Compensation Consultant, developed the 1994 Programs based on its overall philosophy that the Company's executive compensation structure should:

     * Provide competitive pay systems that support the Company's business strategies and help to attract, retain and motivate the people necessary to achieve these goals;

     * Emphasize variable pay, thereby increasing focus on planning, accountability and pay for performance; and

     * Align management and shareholder interests through incentive design and awards of common shares.

   The three components of individual executive officer compensation under the 1994 Programs are base salary, an annual performance-based incentive bonus and long term stock-based incentive compensation.

  Base salary guidelines are assigned to positions based on job responsibilities, sustained performance and a periodic review of base salary practices for comparable positions at other corporations with similar levels of profitability. Although the 1993 base salaries of the Company's executive officers generally fall above average base salaries at such other corporations, the Compensation Committee anticipates that over time, as the Company increases its emphasis on variable pay, this may change. The Compensation Committee has the discretion to negotiate base salaries that are outside the base salary guidelines.

  Annual performance-based incentive bonuses will be awarded based on achievement of corporate objectives and individual goals (relating, for example, to an individual's job description) established early in each fiscal year. The corporate objectives, which are weighted more heavily the more senior the executive's position, consist of targeted subscription revenues, net earnings (in the case of executive vice presidents and higher) and operating earnings (in the case of management below the executive vice president level). These targets are objective, with a minimum level which must be achieved before any payout may occur, along with a target award and maximum award. Targets are based on estimates of the Company's ability to reach the specified levels during the fiscal year. Before any payout will occur, the Compensation Committee must certify that performance goals were satisfied. The Compensation Committee has not yet set 1994 targets.

  Annual performance-based incentive bonuses will be paid out of a target pool initially calculated as the sum of individual target awards. The target pool is based solely on the achievement of the corporate objectives and can be adjusted from 0% to 200% of the target awards based on achievement of these objectives. Individual target awards range from 15% to 60% of base salary, depending on the executive's level, and actual awards may range from 0% to 200% of the target award based on individual and corporate performance.

  When Company performance is below the minimum threshhold, a discretionary award pool will be established equal to 15% of the target pool, subject to adjustment by the Compensation Committee. The Compensation Committee intends to allocate amounts in the discretionary award pool to employees (other than Covered Officers) who performed exceptionally well despite poor Company-wide performance or to prevent unforeseeable events which affected Company performance from eliminating bonuses to employees (other than Covered Officers) in an inequitable fashion.

  The long term stock-based incentive compensation component of the 1994 Programs, embodied in the 1994 Plan, is designed to link executive compensation to the Company's share price over a multi-year performance period, to align management and shareholder interest, and to enable the Company to attract, motivate and retain experienced and highly qualified personnel. The 1994 Plan is subject to shareholder approval. See, "Proposal
II: 1994 Long Term Stock-Based Incentive Plan."

January 25, 1994

William T. Bacon, Jr.
Marshall L. Burman
Robert L. Dilenschneider
Eugene Miller



EXECUTIVE COMPENSATION

  The executive compensation disclosure in the following section of this proxy statement reflects compensation for the named executives. In December of 1992, Steven J. Halmos resigned from his positions with the Company as director and chief executive officer, and agreed to continue to serve as a consultant to the Company. Paul G. Kahn was named as the Company's Chief Executive Officer and Chairman of its Board of Directors in December of 1993 and does not appear on the Summary Compensation Table below.

  The following table shows, for the years ending October 31, 1993, 1992 and 1991, the cash and other compensation paid or accrued and certain long-term awards made to the named executives for all services in all capacities:

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                               Annual Compensation   Compensation
                                               -------------------   ------------
                                                                     Awards
                                                                     ------------
Name and                                    Salary and               Options/      All Other
Principal Position                   Year   Commission($)  Bonus($)  SARs (#)      Compensation($)(1)
- --------------------------------     ----  -------------- --------- ------------   -------------------
W.M. Stalcup, Jr................     1993        250,000    190,000                      10,538(2)
  President                          1992        254,946    115,000                     150,342(2)
                                     1991        220,192     75,000
Gerald R. Cahill................     1993        250,000    190,000                      15,410(3)
  Chief Operating Officer            1992        234,273    120,000                     102,051(3)
                                     1991        195,192     75,000
John Bochak.....................     1993        208,270     52,500                      14,278(4)
  Senior Vice President              1992        203,023    100,000                     132,052(4)
                                     1991        170,192     65,000
Lynn Torrent....................     1993        133,846     80,000                       3,412(5)
  Chief Financial Officer            1992         71,004     45,500                      40,128(5)
                                     1991         57,808     12,000     25,000
David Gallimore.................     1993        169,330     47,500                      10,136(6)
  Executive Vice Pres.               1992         73,917     22,000                      45,107(6)
                                     1991         53,209     10,000     15,000
Joanne Seehousen................     1993        238,676                                 10,755(7)
  Executive Vice Pres.               1992        261,331
                                     1991        245,635
Steven J. Halmos................     1993        350,205(8)                           1,731,183(9)
  (Former Chief Executive Officer)   1992      2,650,000(8)
                                     1991      2,650,000(8)

1 In 1992, the Company relocated its headquarters and operational facility from Ft. Lauderdale, Florida to Cheyenne, Wyoming. In order to retain the strength of its management team and minimize any business disruption associated with the relocation, the Company adopted a relocation plan (the "Relocation Plan") to offer relocation incentives and to reimburse employees for reasonable and necessary moving expenses. Except as specified in footnotes (7) and
   (9) below, amounts shown constitute compensation under the Relocation Plan.
2 Consists of (a) in 1992, $131,000 relocation bonus and $19,342 relocation cost reimbursement and (b) in 1993, $1,848 relocation cost reimbursement and $8,690 to defray certain federal income tax consequences of relocation cost reimbursement.
3 Consists of (a) in 1992, $87,616 relocation bonus and $14,435 relocation cost reimbursement and (b) in 1993, $8,925 relocation cost reimbursement and $6,485 to defray certain federal income tax consequences of relocation cost reimbursement.
4 Consists of (a) in 1992, $106,000 relocation bonus and $26,052 relocation cost reimbursement and (b) in 1993, $2,574 relocation cost reimbursement and $11,704 to defray certain federal income tax consequences of relocation cost reimbursement.
5 Consists of (a) in 1992, $29,910 relocation bonus and $10,218 relocation cost reimbursement and (b) in 1993, $3,412 to defray certain federal income tax consequences of relocation cost reimbursement.
6 Consists of (a) in 1992, $35,000 relocation bonus and $10,107 relocation cost reimbursement and (b) in 1993, $5,595 relocation cost reimbursement and $4,541 to defray certain federal income tax consequences of relocation cost reimbursement.
7 Consists of a one-time incentive bonus to maintain employment with the Company in Florida through the relocation period.
8 Compensation paid to an entity partially owned by Steven J. Halmos as compensation for his services as Chief Executive Officer through December 19, 1992.
9 Fees for consulting services after December 19, 1992 and consideration for covenant not to compete and standstill, voting and right of first refusal agreement. See, "Employment Contracts and Termination of Employment Arrangements-Consulting Agreement-Steven J. Halmos."

OPTIONS

  Option Grants in 1993. No options or other stock-based long term incentive awards were granted by the Company to the named executive officers during 1993. In 1994 the Board of Directors adopted the 1994 Plan and made a stock option grant thereunder, subject to shareholder approval. See, "Proposal II: 1994 Long Term Stock-Based Incentive Plan."

  Option Exercises in 1993. The following table sets forth information for the named executives (including the former Chief
Executive Officer) regarding the exercise of stock options during 1993 and unexercised options held as of October 31, 1993:

      Aggregated Option Exercises in 1993 and Year-End 1993 Option Values

                                                             Number of Shares                  Value of Unexercised
                                                             Underlying Unexercised Options    In-the-Money Options
                                                             at October 31, 1993               at October 31, 1993(2)
                                                             ------------------------------    ----------------------
                        Shares
                        Acquired on      Value             Exercisable   Unexercisable       Exercisable   Unexercisable
      Name              Exercise (#)     Realized ($)(1)       (#)           (#)                 ($)            ($)
- ---------------------   -------------    ---------------  -------------- -------------       ------------- -------------
W.M. Stalcup, Jr.....       85,260            618,522          290,000                          2,248,750
Gerald R. Cahill.....       25,000            182,818          165,000                          1,242,500
John Bochak..........       85,260            433,272          240,000                          1,855,000
Joanne Seehousen.....       85,260            425,286          170,000                          1,303,750
Lynn Torrent.........       10,000             69,167           16,666        8,334                66,664        33,336
David Gallimore......        8,000             61,000           17,000        5,000                89,000        20,000
Steven J. Halmos(3)..       50,000            345,833        3,900,000                         29,981,250
- ------------

1 Amounts reflect the market value of the underlying common shares at the date of exercise less the exercise price.
2 Amounts reflect the market value of the underlying common shares at the end of fiscal 1993 less the exercise price.
3 Chief executive officer until December 19, 1992 and currently consultant to the Company.

PERFORMANCE GRAPH

  The graph below compares the cumulative annual return for the past five fiscal years on an investment of $100 in the Company's common shares with the cumulative annual return over the same period on an investment of $100 in each of the Standard & Poor's 500 Stock Index and the Business Services & Supply Peer Group Index ("BS & S Index"), assuming reinvestment of all dividends. The BS & S Index is an index of 69 companies, including the Company, CUC International and SPS Transaction Systems, originally constructed by Bridge Information Services. For periods after 1992, this information was no longer available from Bridge Information Services and therefore the Company retained a consultant to recreate the index for fiscal 1993.

  The Performance Graph below shall not be deemed incorporated by reference as a result of any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

  The closing price of the Company's common shares on October 29, 1993 (the last trading day in the Company's fiscal year) and January 25, 1994, as reported on the New York Stock Exchange Composite Transactions Tape, was $13.00 and $18.25 per share, respectively. Past performance is not necessarily indicative of future performance or trends.


                     FIVE YEAR TOTAL RETURN CHART


                    1988 1989 1990 1991 1992 1993
                    ---- ---- ---- ---- ---- ----
SafeCard Services..  100   81   86  135  116  195
S&P 500 Index......  100  126  117  156  172  197
BS & S Index.......  100  127   96  131  156  285



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  Employment Agreement-Paul G. Kahn. In December of 1993 the Company named Paul G. Kahn as its Chief Executive Officer and Chairman of its Board of Directors. Under the Company's employment agreement with Mr. Kahn (the "Paul G. Kahn Agreement"), Mr. Kahn will receive an annual base salary of at least $750,000 and will be entitled to participate in the annual performance-based incentive bonus plan of the Company. See, "Compensation Committee Report-1994 Programs." Mr. Kahn was also granted a $250,000 bonus upon execution of the Paul G. Kahn Agreement and 5,000 restricted shares of the Company's common stock with restrictions lapsing on each of the first three anniversary dates of his employment. Mr. Kahn was also granted options to acquire 1,000,000 of the Company's common shares under the 1994 Plan, subject to shareholder approval. See, "Proposal
II: 1994 Long Term Stock-Based Incentive Plan."

  The initial term of the Paul G. Kahn Agreement expires on December 31, 1996 and automatically renews thereafter for additional one-year terms unless either party notifies the other within 180 days prior to any such renewal date that the Agreement will not be extended. The Paul G. Kahn Agreement provides that if Mr. Kahn terminates his employment during the employment term for "good reason" (as defined in the Paul G. Kahn Agreement) or is terminated by the Company during the employment term other than for "cause" (as defined in the Paul G. Kahn Agreement), death or disability (as defined in the Paul G. Kahn Agreement), he will generally be entitled to severance pay in an amount equal to 150% of the sum of his then current base salary plus the highest amount of his incentive compensation for any bonus period during the employment term, provided, that if the termination occurs within three years following a "change of control" (as defined in the Paul G. Kahn Agreement), 300% will be substituted for 150%. In addition, all of his options will immediately vest.

  The Paul G. Kahn Agreement also provides for certain executive benefits, including individual life and long-term disability insurance policies, an annual executive allowance for automobile and certain professional services, and for a supplemental retirement benefit consisting of a grantor trust to be funded by annual contributions by the Company equal to 6.7% of Mr. Kahn's annual base salary. Mr. Kahn is also entitled to certain of the relocation benefits (but not the relocation bonus) provided to the other Company employees who relocated from Florida, with certain adjustments.

  Mr. Kahn has agreed not to compete with, solicit any key employees of, or make any public statements critical of, the Company during the term of his employment or for a period of twelve months thereafter.

  Severance Agreements. The Company has severance agreements with Mr. Stalcup, Jr., Mr. Cahill, Mr. Bochak, Ms. Seehousen, Ms. Torrent, Mr. Gallimore and certain other officers. The severance agreements provide that if, following a "change of control" of the Company (as defined in the severance agreements), an officer's employment is terminated by the Company other than for cause, or retirement or disability (as those terms are defined in the severance agreements) or death or by the officer for good reason (as defined in the severance agreements), including resignation of the officer following a reduction in compensation, a significant change in the officer's authority or responsibility, or a substantial relocation of the officer, the officer will be entitled to receive (1) his or her full base salary plus any bonuses or benefits earned through the date of termination (as defined in the severance agreements) and (2) a lump sum cash payment equal to three times the officer's "base amount" (as defined in Section 280G of the Internal Revenue
Code). The base amount is approximately equal to the officer's average annual compensation during the most recent five-year period. In addition, the officer shall be entitled to continued life insurance and medical benefits for three years following the date of termination.

  Supplemental Relocation Agreements. In addition to the Relocation Plan (see, Summary Compensation Table), the Company has supplemental relocation agreements with four executive officers named in the Summary Compensation Table: W.M. Stalcup, Jr., President, Gerald R. Cahill, Chief Operating Officer, Lynn Torrent, Chief Financial Officer, and David Gallimore, Executive Vice President.

  Mr. Stalcup, Jr.'s agreement with the Company provides as follows: (1) The Company's standard relocation policy has been amended in terms of commitment for employment from two to four years; and (2) if (a) within seven years after the Company's relocation to Cheyenne there is a "change in control" (as defined in the agreement) and (b) if Mr. Stalcup, Jr.'s employment with the Company terminates for any reason (other than for cause) within one year after the date upon which the "change of control" occurs, then Mr. Stalcup, Jr. will (i) continue to receive his salary and benefits for 12 months after such termination and (ii) will be released from any non-compete restriction. Clause
(2)(b)(i) will not apply if Mr. Stalcup, Jr. becomes entitled to payment under his severance agreement.

  Mr. Cahill's agreement with the Company provides as follows:
(1) If (a) at any time within five years after his relocation either (i) the Company ceases to file periodic reports with the SEC or (ii) there is a "change of control" (as defined in the agreement) and (b) for any reason Mr. Cahill gives written notice of termination of employment within one year after the date upon which the first periodic report not filed with the SEC would otherwise have been due or the "change of control" occurs, then (i) Mr. Cahill will continue to receive his then existing base salary and insurance benefits for twelve months after termination, (ii) the Company will purchase his home in Cheyenne for the price paid, and (iii) the Company will pay reasonable costs of Mr. Cahill's move back to Ft. Lauderdale, if applicable, and (iv) Mr. Cahill will be relieved of any remaining obligation to the Company contained in the Relocation Plan; and (2) if for any reason Mr. Cahill gives written notice of termination of employment not less than 24 months but not more than 36 months after his relocation, then the provisions of clauses (1)(b)(ii) and (iii) above will apply and Mr. Cahill will continue to receive his then existing base monthly salary and insurance benefits for 6 months after termination. This agreement will not apply if Mr. Cahill becomes entitled to payment under his severance agreement.

  Ms. Torrent's agreement with the Company provides as follows:
Ms. Torrent was entitled to a secured loan on favorable terms of up to $30,000 toward the purchase price of a home in Cheyenne. She has since repaid this loan. In addition, if for any reason Ms. Torrent gives written notice of termination of employment not less than 24 months but not more than 36 months after her relocation, the Company will repurchase her home in Cheyenne for the price paid.

  Mr. Gallimore's agreement with the Company provides as follows:
If for any reason Mr. Gallimore gives written notice of termination of employment not less than 24 months but not more than 27 months after purchasing a home in Cheyenne, the Company will repurchase the home for the price paid.

  Consulting Agreement-Steven J. Halmos. Pursuant to the Steven
J. Halmos Agreement, the Company retained the full-time consulting services of Steven J. Halmos for a period ending March 31, 1998. The consulting services covered include marketing, product development, creative efforts and operational advice. If Mr. Halmos voluntarily terminates the consultancy "for cause" (as defined in the Steven J. Halmos Agreement) or if the Company terminates the consultancy "without cause" (as defined in the Steven J. Halmos Agreement), the Company is obligated to continue to pay the annual $750,000 consulting fee for the balance of the consulting period. In the event that Mr. Halmos dies or becomes "disabled" (as defined in the Steven J. Halmos Agreement), the obligation of the Company to pay the consulting fee will cease effective as of the last day of the month of his death or the date of his disability determination (as defined in the Steven J. Halmos Agreement).

  In addition, the Steven J. Halmos Agreement contains covenants not to compete with the Company and not to interfere with the Company's relationships with its clients or employees for a period ending March 31, 2000 and encompasses a standstill, voting and right of first refusal agreement. The Company is obligated to pay $1,250,000 a year for five years (ending in 1998) for these covenants and agreements, regardless of whether the consultancy is terminated, but the obligation will cease immediately if Steven J. Halmos materially breaches the covenants or agreements or, in the event that he dies or becomes "disabled" (as defined in the Steven J. Halmos Agreement), on the earlier of March 31, 1998 or the first anniversary of the date of death or Disability Determination (as defined in the Steven J. Halmos Agreement). The obligations of Steven J. Halmos under the standstill, voting and right of first refusal agreement-which, among other things prohibits him from acquiring securities of the Company other than through exercise of incentive stock options already held by him, obligates him to vote such shares in favor of proposals recommended by the Board of Directors, and limits his right to transfer such shares without first offering them to the Company-will terminate on the earlier of March 31, 2003 or the date that is five years after the date that all of the incentive stock options held by him are exercised or are terminated. See also "Certain Transactions and Other Matters-Other 1993 Transactions Involving Steven J. Halmos."


                     CERTAIN TRANSACTIONS AND OTHER MATTERS

  Ft. Lauderdale Lease. During 1993, 1992 and 1991, respectively, the Company made payments of $.7 million, $1.2 million and $1.2 million to Halmos Trading & Investment, a partnership owned and controlled by its co-founders, pursuant to a contested lease (the "Ft. Lauderdale Lease") of the Company's former headquarters. The Ft. Lauderdale Lease is subject to a suit filed against the Company and one of its officers by Peter Halmos and, purportedly, by Halmos Trading & Investment on February 19, 1993 in Circuit Court Broward County, Florida, and the Company is no longer paying rent. As amended, the complaint asserts a variety of claims related to such matters as the Company's alleged failure to meet alleged obligations to pay Florida sales taxes, rents, and other amounts. The Company has filed counterclaims, naming Steven J. Halmos as a nominal defendant and challenging the legal existence, validity and enforceability of the Ft. Lauderdale Lease and asserting usurpation of corporate opportunity, breach of fiduciary duty and other claims. Peter Halmos has also filed a counterclaim alleging intentional infliction of mental distress and other matters. Because of his interest in Halmos Trading & Investment, Steven J. Halmos has an indirect interest in the outcome of this litigation that is adverse to that of the Company.

  CreditLine Agreement. The Company markets certain credit products and services pursuant to an agreement (as amended, the "CreditLine Agreement") with CreditLine Corporation ("CLC"), a corporation owned by the Company's co-founders and their families. The CreditLine Agreement is subject to a suit filed by the Company against Peter Halmos and certain related entities, including CLC, on August 11, 1993 in Laramie County Circuit Court in Wyoming, alleging such matters as usurpation of corporate opportunity and breach of fiduciary duty with respect to the CreditLine Agreement and other matters. In addition, Peter Halmos and CLC filed a lawsuit against the Company and one of its directors in Cook County Circuit Court in Illinois on May 26, 1993, challenging, among other things, an amendment to the CreditLine Agreement providing for certain future marketing of CreditLine by the Company after the CreditLine Agreement is otherwise terminated (as it was, effective November 1, 1993). As a result of his and his family's interest in CLC, Steven J. Halmos has an indirect interest in the litigation involving the CreditLine Agreement that is adverse to that of the Company.

  Other 1993 Transactions Involving Steven J. Halmos. During 1993, the Company repurchased from Steven J. Halmos 1,645,760 common shares of the Company. The shares were repurchased under the Company's stock repurchase plan at $11.50 per share, a price equal to the averaging trading price of the Company's common shares over a period of three days following public disclosure of the repurchase. See, also "Employment Contracts and Termination of Employment Arrangements-Consulting Agreement-Steven J. Halmos."

  Public Relations and Investor Relations. The
Dilenschneider Group, Inc., a company owned by one of the Company's directors, and Eugene Miller, another of the Company's directors, provide certain consulting services to the Company.
See, "Governance of the Company-Directors' Fees and Other
Compensation."


                                  PROPOSAL II:
                                 1994 LONG TERM
                           STOCK-BASED INCENTIVE PLAN

  The Company seeks shareholder approval of a 1994 Long Term Stock-Based Incentive Plan (the "1994 Plan"). The 2,400,000 shares covered by the 1994 Plan represent approximately 9.9% of the Company's outstanding common shares at January 25, 1994. The long term incentive awards provided by the 1994 Plan are designed to align executive and shareholder long term interests and to enable the Company to attract, motivate and retain experienced and highly qualified personnel. To date, options to acquire 1,472,000 shares have been granted under the 1994 Plan, subject to shareholder approval of the 1994 Plan, and 7,950 shares of restricted stock have been awarded. See "Proposal II: 1994 Long Term Stock-Based Incentive Plan-1994 Awards."

  The following is a summary of the material features of the 1994
Plan. The full text of the 1994 Plan is attached as Exhibit A, and the following summary is qualified in its entirety by reference to it.

  The 1994 Plan is administered by the 1994 Plan Committee, which is comprised exclusively of non-employee directors. The 1994 Plan provides for the granting of stock options, stock appreciation rights ("SARs") and restricted stock (collectively or individually, "Awards") to officers and employees of the Company (the "Participants"). The 1994 Plan Committee has discretion to select the Participants to whom Awards will be granted and to determine the type, size and terms of each Award, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 1994 Plan, except that
(1) with the exception of 1,000,000 shares which were reserved for issuance pursuant to stock options granted in connection with recruiting a new Chief Executive Officer and 5,000 shares of restricted stock reserved and granted in the same context, the maximum number of shares that may be made subject to Awards to any Participant during any fiscal year is 400,000, (2) the 1994 Plan Committee may not grant Awards of restricted stock aggregating more than 10% of the common shares covered by the 1994 Plan, and (3) the 1994 Plan Committee may not grant awards of restricted stock with restriction periods of less than three years aggregating more than 3% of the common shares covered by the 1994 Plan. The 1994 Plan Committee has the authority to administer, construe and interpret the 1994 Plan, and its decisions are final, binding and conclusive.

  Common shares issued under the 1994 Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. Unless prohibited by Rule 16b-3 under
Section 16 of the Exchange Act, if any common shares subject to repurchase or forfeiture rights are reacquired by the Company or if any Award is cancelled, terminates or expires unexercised, the common shares which were issued or would otherwise have been issuable pursuant thereto will become available for new Awards.


AWARDS UNDER THE 1994 PLAN

  Stock Options. A stock option ("Option"), which may be a non-qualified or an incentive stock option for federal income tax purposes, is the right to purchase a specified number of common shares at a price ("Option Price") fixed by the 1994 Plan Committee. The Option Price may be no less than the fair market value of the underlying common shares on the date of grant. As a consequence, Options benefit the Participant only when a rising stock price benefits all common shareholders and thus aligns shareholder and executive long term interests.

  Options are not transferable during the Participant's lifetime and will generally expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as the 1994 Plan Committee shall determine. Payment of the Option Price must be made in full at the time of exercise in cash or by other means that the 1994 Plan Committee deems appropriate.

  No Option may be exercised unless the holder has been, at all times during the period from the date of grant through the date of exercise, employed by or performing services for the Company, provided that the 1994 Plan Committee may determine that such exercise may be made for certain periods following the date on which a Participant ceases to be employed by or performing services for the Company or one of its affiliates by reason of retirement, disability or death.

  Stock Appreciation Rights. An SAR may be granted alone or in tandem with Options or other Awards and may not be exercised for at least six months after the date of grant. Upon exercise of an SAR, the holder must surrender the SAR and surrender unexercised any related Option or other Award, and the holder will receive, at the election of the Committee, cash or common shares or other consideration equal in value to (or, in the discretion of the Committee, less than) the difference between the exercise price or Option Price per share and the fair market value per share on the date preceding the date of exercise, multiplied by the number of shares subject to the SAR or Option or other Award. A Participant to whom an Award of an Option or SAR is made has no rights as a shareholder with respect to any common shares issuable pursuant to any such Option or SAR until the date of issuance of the stock certificate for such shares upon payment of the Option Price or settlement of the SAR.

  Restricted Stock. Restricted stock is common stock which is subject to restrictions against transfer and such other restrictions as the 1994 Plan Committee may determine for a restricted period specified by the 1994 Plan Committee. Unless the Committee determines otherwise, prior to the expiration of the restricted period, a Participant who has received restricted stock has the right to vote and to receive dividends on the shares subject to the Award.


ADDITIONAL INFORMATION

  If there is any change in the outstanding common shares by reason of a classification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, the 1994 Plan Committee has the authority to determine conclusively the appropriate adjustments, if any, to the maximum number of shares with respect to which Awards or Options may be granted under the 1994 Plan and to the number of shares which are subject to outstanding Options or Awards and the purchase price therefor, if applicable.

  Generally, a Participant's rights under the 1994 Plan may not be assigned or transferred (except in the event of death). The Company may permit a Participant to pay taxes required to be withheld with respect to an Award in any appropriate manner (including, without limitation, by the surrender to the Company of common shares owned by such person or common shares that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award).

  All outstanding Awards will become immediately and fully vested and exercisable upon a "change in control" (as defined under the 1994 Plan.) Unless approved by a majority of the directors then in office who were also directors immediately after the adoption of the 1994 Plan, the following events are defined as a change in control: (i) the acquisition by any person of direct or indirect beneficial ownership of 25% of the combined voting power of the Company's then outstanding securities; (ii) an exchange or tender offer for the Company's common stock, (iii) a merger or consolidation of the Company unless the Company is the surviving corporation and no capital reorganization or reclassification or other change in the Company's then-outstanding shares of common stock occurs, a sale or disposition of all or substantially all of the Company's assets, or liquidation or dissolution of the Company; or (iv) turnover of more than one third of the directors in a two-year period, unless the nomination or election of each new director was approved by at least two thirds of the directors then still in office who were directors at the beginning of the two-year period.

  The expenses of the 1994 Plan are borne by the Company. Although all of the Company's approximately 425 employees are eligible to receive Awards under the 1994 Plan, it is anticipated that most Awards will be made to managers and above. Approximately forty-five persons are currently in that category. Unless earlier terminated by the Board of Directors, the 1994 Plan will terminate on December 5, 2003. The Board of Directors may amend the 1994 Plan, but no such amendment shall be effective unless and until the same is approved by shareholders of the Company where the absence of shareholder approval would adversely affect the compliance of the 1994 Plan with Rule 16b-3 promulgated under the Exchange Act, or other applicable law or regulation. Rule 16b-3 currently requires shareholder approval if the amendment would, among other things, materially increase the benefits accruing to Participants under the 1994 Plan.


1994 AWARDS

  In December of 1993, the Company retained Paul G. Kahn as its new Chief Executive Officer and, in connection therewith, granted him Options under the 1994 Plan to acquire 1,000,000 common shares at an Option Price of $12.625 per share, the fair market value of the shares on the date of grant, subject to shareholder approval of the 1994 Plan, and awarded him 5,000 shares of restricted stock. Of the Options, 968,320 are non-qualified, and 31,680 are incentive options, for federal income tax purposes. See, "Proposal II: 1994 Long Term Stock-Based Incentive Plan-Certain Federal Income Tax Consequences of Options." Subject to acceleration in certain circumstances, 600,000 of the Options vest in four equal annual installments, and 400,000 of the Options are "hurdle" options that vest in three equal installments if and when the Company's common shares trade for 20 consecutive trading days (exclusive of days when the Company is purchasing such shares in the public market) at a per share price of at least $18, $21 and $24, respectively, provided, however, that in no event will the "hurdle" Options vest prior to the first anniversary of the grant date and, provided further, that in all events the "hurdle" Options will fully vest on the ninth anniversary of the grant date. The Paul
G. Kahn Agreement contemplates that he will not receive additional Options during the initial three year term of his employment.

  In January of 1994 the 1994 Plan Committee granted Options to acquire an aggregate of 424,000 common shares and awarded an aggregate of 2,950 shares of restricted stock to eight individuals the Company is recruiting in connection with implementing its new business strategies. The Option Price is $18.94 per share, the fair market value of the shares on the date of grant. Of these Options, 60% vest over time and 40% are "hurdle" Options, similar to Mr. Kahn's, except that the "hurdle" prices are $21, $24, and $27.

  In January of 1994 the 1994 Plan Committee also granted Options to acquire an aggregate of 48,000 shares to 21 members of the Company's existing management team below the level of vice president. These Options, also having an Option Price of $18.94 per share, vest over time and are not "hurdle" Options.

  The Options described above will become null and void if the shareholders do not approve the 1994 Plan.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

  Tax counsel for the Company has advised that under current law certain of the federal income tax consequences to Participants and their employers of Options granted under the 1994 Plan should generally be as set forth in the following summary.

  An employee to whom an incentive Option which qualifies under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is granted will not recognize income at the time of grant of exercise of such Option. No federal income tax deduction will be allowable to the optionee's employer under the grant or exercise of such Option. However, upon the exercise of an incentive Option, special alternative minimum tax rules apply for the optionee. When the optionee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such Option, the optionee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sales price of such shares and the Option exercise price. If the optionee does not hold such shares for this period, when the optionee sells such shares, the optionee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder. Subject to applicable provisions of the Code and regulations thereunder, the optionee's employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

  An individual to whom a non-qualified Option (which is treated as an option for federal income tax purposes) is granted will not recognize income at the time of grant of such Option. When such optionee exercises such non-qualified Option, the optionee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares the optionee receives. Any compensation includable in the gross income of an employee in respect of a non-qualified Option will be subject to appropriate federal income and employment taxes. The tax basis of such shares to such optionee will be equal to the Option Price paid plus the amount includable in the optionee's gross income, and the optionee's holding period for such shares will commence on the day on which the optionee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the employer of such optionee will generally be entitled to a federal income tax deduction in respect of non-qualified Options in an amount equal to the ordinary compensation income recognized by the optionee.

  If the shareholders approve the 1994 Plan, the $1,000,000 limitation on deductibility of compensation to Covered Officers should not apply to compensation deemed paid upon the exercise of non-qualified Options by Covered Officers.

  The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Options or their employers or to describe tax consequences based on particular circumstances and does not address Awards other than Options. It is based on federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.


VOTE REQUIRED FOR APPROVAL

  Approval by the affirmative vote of the holders of a majority of the common shares of the Company present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for approval of the 1994 Plan.

  The Board of Directors believes that it is in the best interests of the Company and its shareholders to be able to provide Awards that align executive and shareholder long-term interest and that enable the Company to attract, motivate and retain experienced and highly qualified personnel. The Board believes that this is particularly true in a period during which the Company is seeking to augment its management capacities in order to implement the Company's new business strategies.

Accordingly, your Board of Directors recommends a vote FOR the following resolution:

          Resolved, that the Company's 1994 Long Term Stock-Based
          Incentive Plan be, and hereby is, approved.


                                 PROPOSAL III:
                             SELECTION OF AUDITORS

  The Board of Directors recommends to the shareholders their ratification of its selection of Price Waterhouse, independent auditors, to audit the accounts of the Company and its subsidiaries for 1994. The following resolution will be offered at the shareholders' meeting:

          Resolved, that the appointment by the Board of Directors of Price Waterhouse, independent auditors, to audit the accounts of the Company and its subsidiaries for 1994 be, and hereby is, ratified and approved.

  In the event the shareholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its shareholders.

  Price Waterhouse has been serving as the Company's independent auditors since 1988. Partners and non-partner personnel are rotated on a periodic basis.

  A representative of Price Waterhouse will be present at the shareholders' meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain shareholders may present topics for discussion from the floor. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.


                         COMPLIANCE WITH SECTION 16(a)

  Section 16(a) of the Exchange Act requires executive officer and directors, and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of their beneficial ownership and reports of changes in such ownership with the SEC; copies of such reports also are required to be filed with the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, that no Form 5 reports were required, the following exceptions with regard to compliance were noted: David Gallimore filed one late Form 3 relating to his ownership of common shares as of the date of his appointment as an executive vice president.


                           1995 SHAREHOLDER PROPOSALS

  If a shareholder wishes to have a proposal considered for inclusion in the Company's proxy solicitation materials in connection with the 1995 annual meeting of shareholders, which it is presently contemplated will be held on or about March 15, 1995, the proposal must comply with the SEC's proxy rules, be stated in writing and be submitted on or before October 27, 1994, to the Company at its principal executive offices at 3001 E. Pershing Boulevard, Cheyenne, Wyoming 82001, Attention: Agneta K. Breslin, Assistant Secretary. All such proposals should be sent by certified mail, return receipt requested.

  Excluding shareholder proposals filed in accordance with the proxy rules, a shareholder is required to comply with the Company's By-Laws with respect to any proposal to be presented for action at an annual meeting of shareholders. The Company's By-laws require each proposal to be (i) written, (ii) delivered to, or mailed and received by the Company's Assistant Secretary at the principal executive office of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting and (iii) accompanied by (A) a brief description of the proposal and the reasons therefor, (B) the name and address of the shareholder making the proposal and any other shareholders known by such shareholder to support such proposal, (C) the class and number of shares of Company capital stock beneficially owned by all such shareholders and (D) any financial interest of such shareholder in the proposal. If notice or public disclosure of the date of the annual meeting occurs less than 70 days prior to the date of the annual meeting, shareholders must deliver to the Company, or mail and have received at the Company, the proposal and the required attendant information not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or (ii) the day on which such public disclosure was made.

  If a shareholder wishes to nominate a candidate for election as director at the annual meeting of shareholders to be held in 1995, the shareholder must comply with the Company's By-laws with respect to director nominations. Written notice of the shareholder's intent to make such nomination must be given to the Assistant Secretary of the Company, Agneta K. Breslin, at the principal executive offices of the Company, not less than 60 days nor more than 90 days prior to the date of the annual meeting. If notice or public disclosure of the date of the annual meeting occurs less than 70 days prior to the date of the annual meeting, shareholders must deliver to the Company, or mail and have received at the Company, notice of the shareholder's intent to make such nomination not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or (ii) the day on which such public disclosure was made. The written notice shall set forth (A) the name and address of the shareholder and each person whom the shareholder proposes to nominate as a director, (B) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person persons) pursuant to which the nomination or nominations are to be made by the shareholder, (D) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect and (E) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

  The preceding two paragraphs are intended to summarize the applicable By-laws of the Company. These summaries are qualified in their entirety by reference to those By-laws.


                              * * * * *


  You are urged to sign, date and promptly mail the enclosed proxy in the prepaid envelope provided for such purpose. Prompt return of your proxy may save your Company additional solicitation expense.

  We encourage all shareholders to attend the Annual Meeting of Shareholders on March 7, 1994. If you will need special assistance at the meeting because of a disability, please contact the Assistant Secretary of the Company at the address above.